Exhibit 3.87

10/07/2015 16:28 FAX	002 FILED In the Office of the Secretary of State of Texas OCT 07 2015 Corporations Section

CERTIFICATE OF FORMATION
OF
NGL PIPELINES, LLC,
a Texas limited liability company

ARTICLE 1 — Entity Name and Type

The name of the entity is NGL Pipelines, LLC.  The filing entity being formed is a limited liability company.

ARTICLE 2 — Registered Agent and Registered Office

The initial registered agent is an organization by the name of C T Corporation System.  The business address of the registered agent and the registered office address is 1999 Bryan Street, Suite 900, Dallas, Texas 75201.

ARTICLE 3 — Governing Authority

The limited liability company will be managed by its managers.  The name and address of the initial manager are as follow:

Name	Address
Safefill Pipeline LLC	1008 Southview Circle Center, Texas 75935

ARTICLE 4 — Purpose

The limited liability company is formed for the purpose of transacting all lawful purposes for which a limited liability company may be organized under the Texas Business Organizations Code.

ARTICLE 5 — Effectiveness of Filing

This Certificate of Formation becomes effective when it is filed by the Texas Secretary of State.

ARTICLE 6 — Organizer

The name and address of the organizer of the limited liability company are as follow:

Lauren A. White

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, Texas 75219

10/07/2015 16:28 FAX	003

IN WITNESS WHEREOF, the undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument on the 7th day of October, 2015.

ORGANIZER:

/s/ LAUREN A. WHITE
Lauren A. White,
Organizer